Exhibit 99.1

Alliant Energy Corporation
Corporate Headquarters
4902 North Biltmore Lane
Suite 1000
Madison, WI 53718-2148
www.alliantenergy.com
News Release

FOR IMMEDIATE RELEASE	Media Contact:	Scott Reigstad (608) 458-3145
	Investor Relations:	Susan Gille (608) 458-3956

ALLIANT ENERGY ANNOUNCES FIRST QUARTER 2014 RESULTS
Reaffirms 2014 earnings guidance

MADISON, Wis. - May 1, 2014 - Alliant Energy Corporation (NYSE: LNT) today announced U.S. generally accepted accounting principles (GAAP) and non-GAAP consolidated unaudited earnings per share (EPS) from continuing operations as follows:

	Adjusted (non-GAAP) EPS from Continuing Operations		GAAP EPS from Continuing Operations
	Q1 2014	Q1 2013	Q1 2014	Q1 2013
Utilities and Corporate Services	$0.90	$0.66	$0.90	$0.60
Non-regulated and Parent	0.07	0.06	0.07	0.06
Alliant Energy Consolidated	$0.97	$0.72	$0.97	$0.66

“We anticipated higher electric earnings from the expiration of the Duane Arnold Energy Center (DAEC) and Kewaunee Nuclear Power Plant (Kewaunee) purchased power agreements in this quarter. In addition, the unexpected extremely cold temperatures increased earnings from both electric and gas sales,” said Patricia Kampling, Alliant Energy Chairman, President and CEO. “As a result of the increase in first quarter earnings from sales, we are forecasting full-year 2014 earnings will be toward the top end of our current 2014 earnings guidance range.”

Utilities and Corporate Services - Alliant Energy’s Utilities and Alliant Energy Corporate Services, Inc. (Corporate Services) operations generated $0.90 per share of EPS from continuing operations in the first quarter of 2014, which was $0.24 per share higher than non-GAAP EPS from the first quarter of 2013. The primary drivers of higher EPS in the first quarter of 2014 when compared to the first quarter of 2013 were higher electric and gas sales caused by the extremely cold temperatures in early 2014, and lower capacity charges related to the DAEC and Kewaunee purchased power agreements.

Non-regulated and Parent - Alliant Energy’s non-regulated and parent operations generated $0.07 per share of EPS from continuing operations in the first quarter of 2014, which was $0.01 per share higher than the first quarter of 2013.

Earnings Adjustments - First quarter 2013 non-GAAP EPS excludes charges of $0.06 per share resulting from Interstate Power and Light Company’s (IPL’s) and Wisconsin Power and Light Company’s (WPL’s) preferred stock redemptions. Non-GAAP adjustments, which relate to material charges or income that are not normally associated with ongoing operations, are provided as a supplement to results reported in accordance with GAAP.

Details regarding GAAP EPS from continuing operations variances between first quarters of 2014 and 2013 for Alliant Energy’s operations are as follows:

	GAAP EPS
	Q1 2014	Q1 2013	Variance
Utilities and Corporate Services	$0.90	$0.60	$0.30
Non-regulated and Parent	0.07	0.06	0.01
Alliant Energy Consolidated	$0.97	$0.66	$0.31

	Q1 2014	Q1 2013	Variance
Utilities and Corporate Services:
Estimated weather impact on electric and gas sales	$0.12	$0.02	$0.10
Lower capacity charges related to DAEC purchased power agreement	(0.13)	(0.22)	0.09
Lower capacity charges related to Kewaunee purchased power agreement	—	(0.08)	0.08
Charges associated with preferred stock redemptions at IPL and WPL in 2013	—	(0.06)	0.06
Higher estimated weather-normalized retail electric sales			0.04
WPL retail electric fuel-related cost recoveries	(0.03)	0.01	(0.04)
Higher earnings on sharing mechanism related to optimizing gas capacity contracts at IPL	0.03	—	0.03
Higher energy efficiency cost recovery amortizations at WPL	(0.06)	(0.03)	(0.03)
Other			(0.03)
Total Utilities and Corporate Services			$0.30
Non-regulated and Parent:
Other			$0.01
Total Non-regulated and Parent			$0.01

Estimated weather impact on electric and gas sales - The net impact of the unseasonably cold weather on Alliant Energy’s electric and gas sales in the first quarter of 2014, compared to normal weather, was estimated to be a $0.12 per share increase in electric and gas margins. By comparison, the net impact of weather on Alliant Energy’s electric and gas sales in the first quarter of 2013, compared to normal weather, was estimated to be a $0.02 per share increase in electric and gas margins.

Higher estimated weather-normalized retail electric sales - Retail customer growth and increased use per customer contributed to a $0.04 per share increase over first quarter 2013 weather-normalized electric sales. Industrial segments experiencing electric sales growth due to plant or production expansions include chemicals, health services, and manufacturing.

WPL retail electric fuel-related cost recoveries - WPL recognized charges of $0.03 per share as a result of fuel and purchased power prices which were higher than the 2014 fuel component of retail customer rates, primarily due to the large demand for gas as a result of the extreme cold temperatures in the first quarter 2014. However, in the first quarter of 2013 WPL recognized a $0.01 per share benefit since actual fuel and purchased power prices were lower than the 2013 fuel component of retail customer rates.

Higher earnings on sharing mechanism related to optimizing gas capacity contracts at IPL - Since the mid-1990s, IPL has been sharing the margins earned from optimizing the value of gas capacity contracts with customers. The first quarter of 2014 margins from this sharing mechanism will reduce retail gas customers’ bills in Iowa by approximately $6 million. Approximately fifty percent of all margins earned flow through the purchased gas adjustment clause to reduce retail gas customer bills in Iowa. The remaining margins are retained by IPL and contributed $0.03 per share of earnings in the first quarter of 2014. Due to the extreme cold temperatures causing price fluctuations in the first quarter of 2014, margins were 50% more than what IPL has typically earned during a full calendar year from this sharing mechanism.

2014 Earnings Guidance

Alliant Energy is reaffirming its 2014 earnings per share guidance as follows:

Utilities and Corporate Services	$3.20 - $3.40
Non-regulated and Parent	0.05 - 0.15
Alliant Energy Consolidated	$3.25 - $3.55

Drivers for Alliant Energy’s 2014 earnings guidance include, but are not limited to:

•	Appropriate regulatory outcomes to allow IPL the ability to earn its authorized rate of return

•	Ability of WPL to earn its authorized rate of return

•	Stable economy and resulting implications on utility sales

•	Normal weather and operating conditions for the remainder of the year in its utility service territories

•	Continuing cost controls and operational efficiencies

•	Execution of IPL’s and WPL’s capital expenditure plans

•	Consolidated effective tax rate of 16%

The 2014 earnings guidance does not include the impacts of any non-cash valuation adjustments, regulatory-related charges or credits, reorganizations or restructurings, discontinued operations, future changes in laws or regulations, adjustments made to deferred tax assets and liabilities from valuation allowances and organizational structure changes, pending lawsuits and disputes, federal and state income tax audits and other Internal Revenue Service proceedings or changes in GAAP and tax methods of accounting that may impact the reported results of Alliant Energy.

Earnings Conference Call

A conference call to review the first quarter 2014 results is scheduled for Friday, May 2nd at 9:00 a.m. central time. Alliant Energy Chairman, President and Chief Executive Officer Patricia Kampling and Senior Vice President and Chief Financial Officer Tom Hanson will host the call. The conference call is open to the public and can be accessed in two ways. Interested parties may listen to the call by dialing 888-221-9591 (United States or Canada) or 913-312-1434 (International), passcode 8244179. Interested parties may also listen to a webcast at www.alliantenergy.com/investors. In conjunction with the information in this earnings announcement and the conference call, Alliant Energy posted supplemental materials on its website. A replay of the call will be available through May 9, 2014, at 888-203-1112 (United States or Canada) or 719-457-0820 (International), passcode 8244179. An archive of the webcast will be available on the Company’s Web site at www.alliantenergy.com/investors for 12 months.

Alliant Energy is the parent company of two public utility companies - Interstate Power and Light Company and Wisconsin Power and Light Company - and of Alliant Energy Resources, LLC, the parent company of Alliant Energy’s non-regulated operations. Alliant Energy is an energy-services provider with utility subsidiaries serving approximately 1 million electric and 418,000 natural gas customers. Providing its customers in the Midwest with regulated electricity and natural gas service is the Company’s primary focus. Alliant Energy, headquartered in Madison, Wis., is a Fortune 1000 company traded on the New York Stock Exchange under the symbol LNT. For more information, visit the Company’s Web site at www.alliantenergy.com.

This press release includes forward-looking statements. These forward-looking statements can be identified by words such as “may,” “believe,” “expect,” “anticipate,” “plan,” “project,” “will,” “projections,” “guidance,” “estimate,” or other words of similar import. Similarly, statements that describe future financial performance or plans or strategies are forward-looking statements. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Actual results could be materially affected by the following factors, among others:

•	federal and state regulatory or governmental actions, including the impact of energy, tax, financial and health care legislation, and of regulatory agency orders;

•
IPL’s and WPL’s ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of fuel costs, operating costs, transmission costs, deferred expenditures, capital expenditures, and remaining costs related to EGUs that may be permanently closed, earning their authorized rates of return, and the payments to their parent of expected levels of dividends;

•	the ability to continue cost controls and operational efficiencies;

•	the impact of IPL’s proposed retail electric base rate freeze in Iowa during 2014 through 2016;

•	the impact of WPL’s proposed retail electric and gas base rate freeze in Wisconsin during 2015 and 2016;

•	weather effects on results of utility operations, including impacts of temperature changes in IPL’s and WPL’s service territories on customers’ demand for electricity and gas;

•	the impact of the economy in IPL’s and WPL’s service territories and the resulting impacts on sales volumes, margins and the ability to collect unpaid bills;

•	the impact of energy efficiency, franchise retention and customer-owned generation on sales volumes and margins;

•
developments that adversely impact Alliant Energy’s, IPL’s and WPL’s ability to implement their strategic plan, including unanticipated issues with new emission controls equipment for various coal-fired electric generating units (EGUs) of IPL and WPL, IPL’s construction of its natural gas-fired EGU in Iowa, WPL’s potential generation investment, Resources’ selling price of the electricity output from its Franklin County wind project, the potential decommissioning of certain EGUs of IPL and WPL, and the proposed sales of IPL’s electric and gas distribution assets in Minnesota;

•
issues related to the availability of EGUs and the supply and delivery of fuel and purchased electricity and the price thereof, including the ability to recover and to retain the recovery of purchased power, fuel and fuel-related costs through rates in a timely manner;

•	the impact that price changes may have on IPL’s and WPL’s customers’ demand for utility services;

•	the impact of distributed generation, including alternative electric suppliers, in IPL’s and WPL’s service territories on system reliability, operating expenses and customers’ demand for electricity;

•
issues associated with environmental remediation and environmental compliance, including compliance with the Consent Decree between WPL, the Sierra Club and the EPA, future changes in environmental laws and regulations, and litigation associated with environmental requirements;

•	the ability to defend against environmental claims brought by state and federal agencies, such as the EPA, or third parties, such as the Sierra Club;

•	the ability to recover through rates all environmental compliance and remediation costs, including costs for projects put on hold due to uncertainty of future environmental laws and regulations;

•	impacts that storms or natural disasters in IPL’s and WPL’s service territories may have on their operations and recovery of, and rate relief for, costs associated with restoration activities;

•	the direct or indirect effects resulting from terrorist incidents, including physical attacks and cyber attacks, or responses to such incidents;

•
the impact of penalties or third-party claims related to, or in connection with, a failure to maintain the security of personally identifiable information, including associated costs to notify affected persons and to mitigate their information security concerns;

•
impacts of future tax benefits from deductions for repairs expenditures and allocation of mixed service costs and temporary differences from historical tax benefits from such deductions that are included in rates when the differences reverse in future periods;

•	any material post-closing adjustments related to any past asset divestitures, including the sale of RMT;

•	continued access to the capital markets on competitive terms and rates, and the actions of credit rating agencies;

•	inflation and interest rates;

•
changes to the creditworthiness of counterparties with which Alliant Energy, IPL and WPL have contractual arrangements, including participants in the energy markets and fuel suppliers and transporters;

•
issues related to electric transmission, including operating in regional transmission operator (RTO) energy and ancillary services markets, the impacts of potential future billing adjustments and cost allocation changes from RTOs and recovery of costs incurred;

•	unplanned outages, transmission constraints or operational issues impacting fossil or renewable EGUs and risks related to recovery of resulting incremental costs through rates;

•	current or future litigation, regulatory investigations, proceedings or inquiries;

•	Alliant Energy’s ability to sustain its dividend payout ratio goal;

•	employee workforce factors, including changes in key executives, collective bargaining agreements and negotiations, work stoppages or restructurings;

•	access to technological developments;

•	material changes in retirement and benefit plan costs;

•	the impact of performance-based compensation plans accruals;

•	the effect of accounting pronouncements issued periodically by standard-setting bodies;

•	the impact of changes to production tax credits for wind projects;

•	the impact of adjustments made to deferred tax assets and liabilities from state apportionment assumptions;

•	the ability to utilize tax credits and net operating losses generated to date, and those that may be generated in the future, before they expire;

•
the ability to successfully complete tax audits, changes in tax accounting methods, including changes required by new tangible property regulations, and appeals with no material impact on earnings and cash flows; and

•	factors listed in the “2014 Earnings Guidance” sections of this press release.

For more information about potential factors that could affect Alliant Energy’s business and financial results, refer to Alliant Energy’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), including the section therein titled “Risk Factors,” and its other filings with the SEC.

Without limitation, the expectations with respect to 2014 earnings guidance in this press release are forward-looking statements and are based in part on certain assumptions made by Alliant Energy, some of which are referred to in the forward-looking statements. Alliant Energy cannot provide any assurance that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to be correct. Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on Alliant Energy’s ability to achieve the estimates or other targets included in the forward-looking statements. The forward-looking statements included herein are made as of the date hereof and, except as required by law, Alliant Energy undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Note: Unless otherwise noted, all “per share” references in this release refer to earnings per diluted share.

ALLIANT ENERGY CORPORATION
FIRST QUARTER EARNINGS SUMMARY (Unaudited)

The following table provides a summary of Alliant Energy’s first quarter 2014 results compared to first quarter 2013 results, and presents a reconciliation of Non-GAAP EPS and Income (Loss) to the most directly comparable GAAP financial measures:

EPS:	GAAP EPS		Adjustments (a)		Non-GAAP EPS
	Q1 2014	Q1 2013	Q1 2014	Q1 2013	Q1 2014	Q1 2013
IPL	$0.39	$0.21	$—	$0.05	$0.39	$0.26
WPL	0.49	0.38	—	0.01	0.49	0.39
Corporate Services	0.02	0.01	—	—	0.02	0.01
Subtotal for Utilities and Corporate Services	0.90	0.60	—	0.06	0.90	0.66
Non-regulated and Parent	0.07	0.06	—	—	0.07	0.06
EPS from continuing operations	0.97	0.66	—	0.06	0.97	0.72
EPS from discontinued operations	—	(0.03)	—	—	—	(0.03)
Alliant Energy Consolidated	$0.97	$0.63	$—	$0.06	$0.97	$0.69

Earnings (in millions):	GAAP Income (Loss)		Adjustments (a)		Non-GAAP Income (Loss)
	Q1 2014	Q1 2013	Q1 2014	Q1 2013	Q1 2014	Q1 2013
IPL	$43.4	$22.9	$—	$5.4	$43.4	$28.3
WPL	54.8	42.0	—	1.0	54.8	43.0
Corporate Services	2.0	1.5	—	—	2.0	1.5
Subtotal for Utilities and Corporate Services	100.2	66.4	—	6.4	100.2	72.8
Non-regulated and Parent	7.8	6.5	—	—	7.8	6.5
Total earnings from continuing operations	108.0	72.9	—	6.4	108.0	79.3
Loss from discontinued operations	—	(3.0)	—	—	—	(3.0)
Alliant Energy Consolidated	$108.0	$69.9	$—	$6.4	$108.0	$76.3

(a)	First quarter 2013 non-GAAP EPS and Income (Loss) exclude charges resulting from IPL’s and WPL’s preferred stock redemptions.

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended March 31,
	2014	2013
	(in millions, except per share amounts)
Operating revenues:
Utility:
Electric	$675.8	$633.2
Gas	240.7	197.3
Other	22.8	17.2
Non-regulated	13.5	11.9
	952.8	859.6
Operating expenses:
Utility:
Electric production fuel and energy purchases	213.9	179.1
Purchased electric capacity	24.8	57.0
Electric transmission service	114.1	103.7
Cost of gas sold	161.9	128.0
Other operation and maintenance	161.0	150.2
Non-regulated operation and maintenance	1.3	2.2
Depreciation and amortization	95.5	92.6
Taxes other than income taxes	26.1	26.1
	798.6	738.9
Operating income	154.2	120.7
Interest expense and other:
Interest expense	45.2	42.6
Equity income from unconsolidated investments, net	(11.4)	(10.7)
Allowance for funds used during construction	(9.1)	(5.6)
Interest income and other	(1.7)	(0.8)
	23.0	25.5
Income from continuing operations before income taxes	131.2	95.2
Income taxes	20.6	12.1
Income from continuing operations, net of tax	110.6	83.1
Loss from discontinued operations, net of tax	—	(3.0)
Net income	110.6	80.1
Preferred dividend requirements of subsidiaries	2.6	10.2
Net income attributable to Alliant Energy common shareowners	$108.0	$69.9
Weighted average number of common shares outstanding (basic and diluted)	110.8	110.8
Earnings per weighted average common share attributable to Alliant Energy common shareowners (basic and diluted):
Income from continuing operations, net of tax	$0.97	$0.66
Loss from discontinued operations, net of tax	—	(0.03)
Net income	$0.97	$0.63
Amounts attributable to Alliant Energy common shareowners:
Income from continuing operations, net of tax	$108.0	$72.9
Loss from discontinued operations, net of tax	—	(3.0)
Net income	$108.0	$69.9
Dividends declared per common share	$0.51	$0.47

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31, 2014	December 31, 2013
	(in millions)
ASSETS:
Property, plant and equipment:
Utility plant, net of accumulated depreciation	$7,190.9	$7,147.3
Utility construction work in progress	730.4	677.9
Other property, plant and equipment, net of accumulated depreciation	504.9	501.3
Current assets:
Cash and cash equivalents	14.5	9.8
Other current assets	921.7	1,001.4
Investments	332.9	329.6
Other assets	1,421.5	1,445.1
Total assets	$11,116.8	$11,112.4
CAPITALIZATION AND LIABILITIES:
Capitalization:
Alliant Energy Corporation common equity	$3,331.5	$3,281.4
Cumulative preferred stock of IPL	200.0	200.0
Noncontrolling interest	1.7	1.8
Long-term debt, net (excluding current portion)	2,980.6	2,977.8
Total capitalization	6,513.8	6,461.0
Current liabilities:
Current maturities of long-term debt	358.8	358.5
Commercial paper	221.3	279.4
Other current liabilities	804.1	795.4
Other long-term liabilities and deferred credits	3,218.8	3,218.1
Total capitalization and liabilities	$11,116.8	$11,112.4

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended March 31,
	2014	2013
	(in millions)
Cash flows from operating activities	$293.6	$198.6
Cash flows used for investing activities:
Construction and acquisition expenditures:
Utility business	(159.0)	(153.2)
Alliant Energy Corporate Services, Inc. and non-regulated businesses	(14.0)	(14.1)
Proceeds from Franklin County wind project cash grant	—	62.4
Other	(3.8)	(14.8)
Net cash flows used for investing activities	(176.8)	(119.7)
Cash flows used for financing activities:
Common stock dividends	(56.5)	(52.2)
Payments to redeem preferred stock of IPL and WPL	—	(211.0)
Proceeds from issuance of preferred stock of IPL	—	200.0
Net change in commercial paper	(58.1)	10.9
Other	2.5	5.6
Net cash flows used for financing activities	(112.1)	(46.7)
Net increase in cash and cash equivalents	4.7	32.2
Cash and cash equivalents at beginning of period	9.8	21.2
Cash and cash equivalents at end of period	$14.5	$53.4

KEY FINANCIAL STATISTICS

	March 31, 2014	March 31, 2013
Common shares outstanding (000s)	110,937	110,922
Book value per share	$30.03	$28.36
Quarterly common dividend rate per share	$0.51	$0.47

KEY OPERATING STATISTICS

	Three Months Ended March 31,
	2014	2013
Utility electric sales (000s of MWh)
Residential	2,224	2,049
Commercial	1,654	1,545
Industrial	2,824	2,697
Retail subtotal	6,702	6,291
Sales for resale:
Wholesale	936	884
Bulk power and other	90	151
Other	42	40
Total	7,770	7,366
Utility retail electric customers (at March 31)
Residential	847,906	845,409
Commercial	138,603	137,823
Industrial	2,825	2,864
Total	989,334	986,096
Utility gas sold and transported (000s of Dth)
Residential	16,835	13,886
Commercial	10,575	8,967
Industrial	1,123	996
Retail subtotal	28,533	23,849
Transportation / other	18,028	16,459
Total	46,561	40,308
Utility retail gas customers (at March 31)
Residential	371,685	369,791
Commercial	45,975	45,830
Industrial	435	449
Total	418,095	416,070

Estimated margin increases from net impacts of weather (in millions) -
	Three Months Ended March 31,
	2014	2013
Electric margins	$13	$3
Gas margins	9	1
Total weather impact on margins	$22	$4

	Three Months Ended March 31,
	2014	2013	Normal (a)
Heating degree days (HDDs) (a)
Cedar Rapids, Iowa (IPL)	4,192	3,521	3,425
Madison, Wisconsin (WPL)	4,275	3,745	3,498

(a) HDDs are calculated using a simple average of the high and low temperatures each day compared to a 65 degree base. Normal degree days are calculated using a rolling 20-year average of historical HDDs.